UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.1)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Materials under § 240.14a-12

S&P Global Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S&P GLOBAL, INC.

AMENDMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2024

EXPLANATORY NOTE

This proxy statement amendment (this ‘‘Amendment”) updates and amends our definitive proxy statement (the ‘‘Proxy Statement’’) filed with the Securities and Exchange Commission on March 19, 2024 regarding the 2024 Annual Meeting of Shareholders of S&P Global, Inc. (the “Annual Meeting”) to be held on May 1, 2024 at 8:30 a.m. (EDT) in a virtual-only format, via the Internet at https://meetnow.global/MM7UHQT. Except as updated by this Amendment, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. Capitalized terms not defined in this Amendment have the meanings set forth in the Proxy Statement. This Amendment, our Notice of Annual Meeting, our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available at www.spglobal.com/proxy. From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “2024 Annual Meeting Information—Can I revoke or change my vote?,” which is the eleventh question and answer section for instructions on how to do so.

The primary purpose of this Amendment is to update the section pertaining to the description of the voting standards applicable to each proposal in the Proxy Statement, which is amended and replaced with the following language:

How many votes are required for the approval of each Item?

• Item One – A nominee will be elected as a Director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of votes cast means that the number of shares voted “for” a Director’s selection exceeds the number of votes cast “against” that Director’s election. If an incumbent Director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election, New York law provides that the Director continues to serve as a Director in a hold-over capacity. The Company’s By-Laws provide that, in such circumstances, the Director is required to promptly tender his or her resignation to the Board of Directors. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board. Abstentions and broker non-votes, if any, will not be counted either for or against the election of a Director nominee.

• Item Two – The affirmative vote of the holders of a majority of the votes cast is required to approve, on an advisory non-binding basis, the executive compensation program for the Company’s named executive officers, as described in this Proxy Statement. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

• Item Three – The affirmative vote of the holders of a majority of the votes cast is required to approve the Company’s Director Deferred Stock Ownership Plan, as Amended and Restated. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

• Item Four – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for 2024. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal. As noted above, Item 4 will be considered routine under the rules of the NYSE and brokers may vote the shares of beneficial owners for this Item in their discretion.